EXHIBIT 99.1
INVESTMENT AGREEMENT
     THIS INVESTMENT AGREEMENT (the “Agreement”) is made as of October 13, 2006 by and among Affordable Residential Communities Inc., a Maryland corporation (the “Company”), Gerald J. Ford (“Ford”), ARC Diamond, LP, a Texas limited partnership (“ARC Diamond”), and Hunter’s Glen/Ford, Ltd., a Texas limited partnership (“Hunter’s Glen”). Except as otherwise indicated herein, initially capitalized terms used herein are defined in Section 8 hereof.
     WHEREAS, the Company intends to conduct a rights offering (the “Rights Offering”) to allow its stockholders (as of a certain record date) the right to purchase an additional 0.242 share of its common stock, par value $0.01 per share (the “Common Stock”), per share that each stockholder of the Company owns as of the record date established for the Rights Offering (each a “Right,” and collectively, the “Rights”), at a price of $8.00 per share (the “Subscription Price”); and
     WHEREAS, each of Ford and ARC Diamond has agreed to purchase the number of shares of Common Stock that they would otherwise have been entitled to purchase in the Rights Offering in lieu of exercising their Rights in the Rights Offering, and, in connection with the Rights Offering, Hunter’s Glen has committed to subscribe for and exercise any Rights (other than Rights issued to Ford and ARC Diamond) that remain unexercised in the Rights Offering (the “Backstop Amount”) at the Subscription Price (it being understood that other stockholders will not be offered the right to purchase any Rights that go unsubscribed in the Rights Offering).
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     Section 1.      Participation in the Rights Offering; Backstop.
     (a)      Participation in the Rights Offering. Pursuant to the terms and subject to the conditions of this Agreement, each of Ford and ARC Diamond hereby agrees, upon consummation of the Rights Offering and at the Subscription Price, to acquire the number of shares of Common Stock as equals the number of shares of Common Stock that Ford and ARC Diamond would otherwise have been entitled to purchase in the Rights Offering, and each of Ford and ARC Diamond agrees not to exercise its right to purchase its pro rata number of shares of Common stock in the Rights Offering.
     (b)      Backstop. Pursuant to the terms and subject to the conditions of this Agreement, the Company hereby offers Hunter’s Glen the right to subscribe for and exercise, in connection with the Rights Offering, at the Subscription Price the Backstop Amount. As soon as reasonably practicable following the expiration date of the Rights Offering as set forth in the Registration Statement (the “Expiration Date”), the Company and the subscription agent for the Rights Offering shall determine the Backstop Amount and provide notice thereof to Hunter’s Glen. At the Closing, Hunter’s Glen hereby agrees to subscribe for and exercise, at the Subscription Price, the Backstop Amount (it being understood that other stockholders will not be offered the right to purchase any Rights that go unsubscribed in the Rights Offering).

     Section 2.      The Closing. Hunter’s Glen’s subscription for the Backstop Amount hereunder shall take place as soon as reasonably practicable following the Expiration Date at a place mutually agreeable to the Company and Hunter’s Glen (the “Closing”). At the Closing, the Company shall deliver to Hunter’s Glen the certificates evidencing the shares of Common Stock subscribed for pursuant to Section 1, and Hunter’s Glen shall deliver to the Company a cashier’s check or wire transfer of immediately available funds to a bank account designated by the Company in the amount equal to the Subscription Price multiplied by the number of Rights included in the Backstop Amount.
     Section 3.      Representations and Warranties of the Company. As a material inducement to Hunter’s Glen to enter into this Agreement and subscribe for the Rights, the Company hereby represents and warrants that:
     (a)      Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Maryland and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement (including without limitation, the Rights Offering).
     (b)      Capital Stock. As of the Closing and immediately thereafter, the authorized capital stock of the Company shall consist of (a) 10,000,000 shares of preferred stock, $0.01 par value per share, of which approximately 5,000,000 shares shall be issued and outstanding and (b) 100,000,000 shares of Common Stock, of which approximately 42,000,000 shares shall be issued and outstanding (subject to adjustment following (i) the exercise of any stock options granted under the 2003 Equity Incentive Plan, of which 500,000 options are outstanding as of the date hereof; (ii) the conversion of outstanding senior exchangeable notes, of which 6,750,524 shares are issuable if converted at $14.31; (iii) the exercise of outstanding warrants to purchase 806,229 shares of common stock; (iv) the conversion of outstanding OP units into approximately 1.5 million shares of Common Stock; (v) the conversion of outstanding PPU into approximately 1.8 million shares of Common Stock based on the current market price) and 10,000,000 shares of Special Voting Stock, $0.01 par value per share, of which approximately 2,900,000 shares shall be outstanding, (vi) shares of Common Stock to be issued to Flexpoint Partners, L.P. pursuant to a Stock Purchase Agreement dated as of October 6, 2006 and (vii) 1,218,880 shares of Common Stock to be issued to C. Clifton Robinson pursuant to a Stock Purchase Agreement dated as of October 6, 2006). As of the Closing, all of the issued and outstanding shares of capital stock of the Company shall have been duly and validly authorized and issued, shall have been issued in compliance with federal and state securities laws, shall be fully paid and non-assessable and listed on the New York Stock Exchange.
     (c)      Authorization; No Breach. The execution, delivery and performance of this Agreement and any other agreement contemplated hereby to which the Company is a party have been duly authorized by the Company. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, nor will such actions result in any violation of the provisions of the charter or by-laws of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties or assets; and except for the registration of the Rights under the Securities Act and such consents, approvals, authorizations, registrations or qualifications as may be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable state securities laws in connection with the Rights Offering and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if necessary, no consent, approval, authorization or order of, or filing or registration with, any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.
     (d)      Broker’s Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Ford, ARC Diamond or Hunter’s Glen as a result of consummation of the transactions contemplated hereby (including, without limitation, the Rights Offering).
     Section 4.      Representations and Warranties of Ford, ARC Diamond and Hunter’s Glen. As a material inducement to the Company to enter into this Agreement, each of Ford, ARC Diamond and Hunter’s Glen hereby represents and warrants that:
     (a)      Organization and Corporate Power. Each of ARC Diamond and Hunter’s Glen is a limited partnership duly organized and validly existing under the laws of Texas and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business required it to qualify. Each of ARC Diamond and Hunter’s Glen has all requisite partnership power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.
     (b)      Authorization; No Breach. The execution of this Agreement by Ford, ARC Diamond and Hunter’s Glen and the consummation by Ford, ARC Diamond and Hunter’s Glen of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any such person is a party or by which any such person is bound or to which any of their respective properties or assets is subject, nor will such actions result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over any such person or their respective properties or assets in each case in a manner that would adversely impact any such person’s ability to subscribe for the Rights hereunder; and, except for the registration of the Rights under the Securities Act and such consents, approvals, authorizations, registrations or qualifications as may be required under the Exchange Act and applicable state securities laws in connection with the Rights Offering and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if necessary, no consent, approval, authorization or order of, or filing or registration with, any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement by Ford, ARC Diamond or Hunter’s Glen and the consummation by Ford, ARC Diamond or Hunter’s Glen of the transactions contemplated hereby in each case in a manner that would adversely impact Ford’s, ARC Diamond’s or Hunter’s Glen’s ability to subscribe for the Rights and perform their respective obligations hereunder.
     (c)      Investment Representations. Ford, ARC Diamond and Hunter’s Glen hereby represent that each is acquiring the Common Stock and/or Rights purchased hereunder or acquired pursuant hereto for his or its own account with the present intention of holding such securities for purposes of investment, and that he or it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws. In addition, Ford, ARC Diamond and Hunter’s Glen each hereby represents that he or it is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Rights.
     (d)      Broker’s Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Ford, ARC Diamond or Hunter’s Glen who might be entitled to any fee, commission or reimbursement of expenses from either the Company or any of its Affiliates as a result of consummation of the transactions contemplated hereby (including, without limitation, the Rights Offering).
     Section 5.      Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
     (a)      Other than the necessary approval of the shareholders of the Company, all consents by third parties (government or otherwise) that are required for the consummation of the transactions contemplated hereby (including, without limitation, the consummation of the Rights Offering) have been obtained on terms mutually agreeable to each party and the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.
     (b)      The Registration Statement shall have been filed with the Commission and declared effective; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or otherwise shall have been complied with.
     (c)      No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this agreement or any of the transactions contemplated hereby (including, without limitation, the Rights Offering), declare unlawful the transactions contemplated by this Agreement (including, without limitation, the Rights Offering) or cause such transactions to be rescinded.
     (d)      The Stock Purchase Agreement has not been terminated pursuant to Section 9 thereof.

     (e)      The Rights Offering shall have been consummated in conformity with the requirements and conditions set forth in the Registration Statement.
     (f)      The shares of Common Stock to be issued to Ford, ARC Diamond and Hunter’s Glen pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange.
     Section 6.      Conditions to Obligations of the Company to Effect the Closing. Subject to Section 5 above, the obligations of the Company to consummate the transactions contemplated hereby are subject to each of the representations and warranties of Ford, ARC Diamond and Hunter’s Glen contained in this Agreement being true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of such time, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct at and as of such particular date as if made at and as of such particular date.
     Section 7.      Conditions to Obligations of Ford, ARC Diamond and Hunter’s Glen to Effect the Closing. Subject to Section 5 above, the obligations of Ford, ARC Diamond and Hunter’s Glen to consummate the transactions contemplated hereby and to purchase the Backstop Amount are subject to each of the representations and warranties of the Company contained in this Agreement being true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of such time, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct at and as of such particular date as if made at and as of such particular date.
     Section 8.      Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.
     “Commission” means the Securities and Exchange Commission or any governmental body or agency succeeding to the functions thereof.
     “Person” means an individual, a partnership, a corporation, a limited liability company, association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     “Registration Statement” means the Company’s Registration Statement on Form S-3 to be filed with the Commission as amended.
     “Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

     “Stock Purchase Agreement” means the Stock Purchase Agreement dated October 6, 2006, by and among the Company, ARC Insurance Holdings Inc., Clifton Robinson, C.C. Robinson Property Company, Ltd. and The Robinson Charitable Remainder Unitrust.
     Section 9.      Termination. This Agreement may be terminated at any time prior to the Closing, by either party as follows:
     (a)      by mutual written consent of the Company, Ford, ARC Diamond and Hunter’s Glen;
     (b)      by either the Company, on the one hand, or Ford, ARC Diamond or Hunter’s Glen, on the other hand, if any governmental entity shall institute any suit or action challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement (including, without limitation, the issuance of Rights pursuant to the Rights Offering), or if the shareholders of the Company shall not vote to approve this arrangement;
     (c)      by the Company, in the event Ford, ARC Diamond or Hunter’s Glen has breached any representation, warranty, or covenant contained in this Agreement, in any material respect, provided that the Company has notified Ford, ARC Diamond and Hunter’s Glen of the breach, and the breach has continued without cure for a period of 15 days after the notice of such breach or for such longer period so long as such breach is curable by Ford, ARC Diamond and Hunter’s Glen through the exercise of its reasonable efforts, and Ford, ARC Diamond and Hunter’s Glen continue to exercise such reasonable efforts;
     (d)      by Ford, ARC Diamond or Hunter’s Glen, in the event that the Company has breached any representation, warranty, or covenant contained in this Agreement, in any material respect, provided that Ford, ARC Diamond or Hunter’s Glen has notified the Company of the breach, and the breach has continued without cure for a period of 15 days after the notice of such breach or for such longer period so long as such breach is curable by the Company through the exercise of its reasonable efforts, and the Company continues to exercise such reasonable efforts; and
     (e)      by either the Company, on the one hand, or Ford, ARC Diamond or Hunter’s Glen, on the other hand, if the Stock Purchase Agreement is terminated pursuant to Section 9 thereof.
     Section 10.      Indemnification. The Company shall indemnify Ford, ARC Diamond and Hunter’s Glen and hold them harmless, from and against and pay on behalf of or reimburse Ford, ARC Diamond and Hunter’s Glen in respect of any claims, losses or expenses which Ford, ARC Diamond or Hunter’s Glen may suffer, sustain, or become subject to, as a result of or relating to or arising out of (a) any breach of any representation, warranty, covenant or agreement made by the Company contained in this Agreement or (b) any document filed by the Company with the Securities and Exchange Commission in connection with the transactions contemplated in this Agreement or in the Stock Purchase Agreement; provided, however, the Company shall not be required to indemnify a party for any liability pursuant to the foregoing clause (b) for any liability such party suffers to the extent the liability results from, relates to, or arises out of any information furnished in writing by such party specifically and knowingly for inclusion in a filing by the Company with the Securities and Exchange Commission. The provisions of this Section 10 shall be in addition to, rather than in lieu of, and shall not affect any rights or remedies Ford, ARC Diamond or Hunter’s Glen may have pursuant to law, contract or otherwise.
     Section 11.      Miscellaneous.
     (a)      Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party without the prior written consent of the other party, except that, each of Ford, ARC Diamond and Hunter’s Glen may assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates, provided that such party (i) will nonetheless remain liable for all of its obligations hereunder and (ii) shall give timely notice of any such assignment to the Company.
     (b)      Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     (c)      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     (d)      Construction. Whenever the context requires, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter. All references to Sections and Paragraphs refer to sections and paragraphs of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than limitation.
     (e)      Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of each of the parties hereto.
     (f)      Counterparts; Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may be executed by facsimile signature.
     (g)      Governing Law. This Agreement will be governed in all respects by the laws of the State of Texas, without regard to the principles of conflicts of law of such state.

     (h)      Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.
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     IN WITNESS WHEREOF, the parties hereto have executed this Investment Agreement on the date first written above.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
By:	/s/ Scott L. Gesell
	Name:	Scott L. Gesell
	Title:	Executive Vice President

/s/ Gerald J. Ford
Gerald J. Ford

HUNTER’S GLEN/FORD, LTD. By: Ford Diamond Corporation, its general partner
By:	/s/ Gerald J. Ford
	Name:	Gerald J. Ford
	Title:	President

By:	/s/ Gerald J. Ford
Gerald J. Ford,
its general partner

ARC DIAMOND, LP
By:	ARC Diamond GP, Inc., its general partner

By:	/s/ Gerald J. Ford
Gerald J. Ford, President